EXHIBIT 10.2

FOURTH AMENDMENT TO
GUARANTY OF PAYMENT OF DEBT

This FOURTH AMENDMENT TO GUARANTY OF PAYMENT OF DEBT (this “Fourth Amendment to Guaranty”) is made and entered into as of this 3rd day of October, 2006, by and among FOREST CITY ENTERPRISES, INC., an Ohio corporation (the “Guarantor”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), NATIONAL CITY BANK, as Syndication Agent (the “Syndication Agent” and, together with the Administrative Agent, the “Agents”), BANK OF AMERICA, N. A. and LASALLE BANK NATIONAL ASSOCIATION, as Co-Documentation Agents, and the banks party to the Credit Agreement (as hereinafter defined) as of the date hereof (collectively, the “Banks” and individually, a “Bank”). Capitalized terms not otherwise defined herein shall have the respective meanings attributed to them in the Guaranty, as hereinafter defined.

W I T N E S S E T H;

WHEREAS, Forest City Rental Properties Corporation (the “Borrower”), the Banks, and the Agents previously entered into a certain Credit Agreement, dated as of March 22, 2004, as amended by that certain First Amendment to Credit Agreement, dated as of January 19, 2005, as further amended by that certain Second Amendment to Credit Agreement, dated as of April 7, 2005, and as further amended by that certain Third Amendment to Credit Agreement, dated as of June 30, 2006 (as so amended, the “Original Credit Agreement”); and

WHEREAS, the Banks required, as a condition to entering into the Original Credit Agreement, that the Guarantor execute and deliver to the Agents and the Banks a certain Guaranty of Payment of Debt, dated as of March 22, 2004, as amended by that certain First Amendment to Guaranty of Payment of Debt dated as of January 19, 2005, as further amended by that certain Second Amendment to Guaranty of Payment of Debt dated as of April 7, 2005, and as further amended by that certain Third Amendment to Guaranty of Payment of Debt, dated as of June 30, 2006 (as so amended, the “Guaranty”) and the Guarantor agreed to and did execute and deliver the Guaranty to the Agents and the Banks; and

WHEREAS, the Borrower and the Guarantor have requested that the Banks and the Agents agree to certain amendments to the Original Credit Agreement and to the Guaranty; and

WHEREAS, the Borrower, the Banks and the Agents have entered into a Fourth Amendment to Credit Agreement, dated as of the date hereof (said Amendment together with the Original Credit Agreement, the “Credit Agreement”), that requires as one of its conditions that the Guarantor enter into this Fourth Amendment to Guaranty.

NOW, THEREFORE, it is mutually agreed as follows:

1. AMENDMENT TO SECTION 1 OF THE GUARANTY. Section 1 of the Guaranty shall be amended as follows:

(a) Addition of Definition of “Puttable Notes Hedge and Warrant Transactions". Section 1 of the Guaranty shall be amended by adding in its appropriate alphabetical place, the following definition for “Puttable Notes Hedge and Warrant Transactions”:

“Puttable Notes Hedge and Warrant Transactions” shall mean the purchased call option and warrant transactions that may be entered into from time to time by the Guarantor, with respect to its common stock, in connection with the 2006 Puttable Senior Notes.

(b) Addition of Definition of “2006 Indenture". Section 1 of the Guaranty shall be amended by adding in its appropriate alphabetical place, the following definition for “2006 Indenture”:

“2006 Indenture” shall mean the indenture dated as of October 10, 2006, between the Guarantor and The Bank of New York Trust Company, N. A., as indenture trustee, relating to the 2006 Puttable Senior Notes.

(c) Addition of Definition of “2006 Puttable Senior Notes". Section 1 of the Guaranty shall be amended by adding in its appropriate alphabetical place, the following definition for “2006 Puttable Senior Notes”:

“2006 Puttable Senior Notes” shall mean the puttable equity-linked senior notes of the Guarantor to be issued on or about October 10, 2006, pursuant to the 2006 Indenture, in an original aggregate principal amount of up to $287,500,000.

2. AMENDMENT TO SECTION 9.10(g) OF THE GUARANTY. Section 9.10(g) of the Guaranty shall be amended by deleting it in its entirety and replacing it with the following:

(g) any Indebtedness or obligations of the Guarantor under the 2006 Puttable Senior Notes and/or the Puttable Notes Hedge and Warrant Transactions; provided, that,

(i) none of the 2006 Puttable Senior Notes nor the 2006 Indenture nor the documents evidencing the Puttable Notes Hedge and Warrant Transactions may provide that an Event of Default under the Agreement or this Guaranty constitutes a default under any of the 2006 Senior Puttable Notes or the 2006 Indenture or any Puttable Notes Hedge and Warrant Transaction, except in the case of an Event of Default that constitutes the failure to pay the principal of any Debt when due and payable after the expiration of any applicable grace period with respect thereto that results in the Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or constitutes the failure to pay any portion of the principal of the Debt when due and payable at maturity or by acceleration;

(ii) the Indebtedness represented by the 2006 Senior Puttable Notes and the Puttable Notes Hedge and Warrant Transactions shall be unsecured, pari passu with the Guarantor’s obligations under this Guaranty and structurally subordinate to the Borrower’s Obligations to the Banks under the Agreement;

(iii) none of the 2006 Puttable Senior Notes nor the 2006 Indenture shall be amended or modified without the prior written consent of the Required Banks, including, without limitation, (A) to allow the maturity of any of the 2006 Puttable Senior Notes to be less than five (5) years from the date of issue, (B) to provide for payment of interest under any of the 2006 Puttable Senior Notes more frequently than quarterly, (C) to provide additional circumstances pursuant to which holders of the 2006 Puttable Senior Notes may put their Notes to the Guarantor or to increase the put rate available to such holders, other than as provided in the 2006 Indenture in effect as of the date hereof, or (D) to permit the Guarantor to redeem the 2006 Puttable Senior Notes prior to their maturity, other than amendments or modifications that do not adversely affect the Agreement or this Guaranty or their relationship to any of the 2006 Puttable Senior Notes or the 2006 Indenture;

(iv) the outstanding and unredeemed principal amount of the 2006 Puttable Senior Notes shall not, at any time, exceed Two Hundred Eighty Seven Million Five Hundred Thousand Dollars ($287,500,000) in the aggregate; and

(v) the terms and conditions of the 2006 Puttable Senior Notes, the 2006 Indenture and the Puttable Notes Hedge and Warrant Transactions shall be satisfactory, in form and substance, to the Agents and the Banks,.

3. AMENDMENT TO SECTION 9.13(a) OF THE GUARANTY. Section 9.13(a) of the Guaranty shall be amended by deleting it in its entirety and replacing it with the following:

(a) The Guarantor will not directly or indirectly purchase, acquire, redeem or retire any shares of its capital stock at any time outstanding or set aside funds for any such purpose, except that, (i) from and after the Closing Date, so long as no Event of Default or violation of Section 9.14 of this Guaranty shall have occurred or will result after giving effect to such purchase, acquisition, redemption or retirement, the Guarantor may purchase, acquire, redeem or retire shares of its outstanding capital stock in an aggregate amount not to exceed Forty Million Dollars ($40,000,000) minus any amounts paid as permitted by Section 9.13(c) hereof, in any yearly period measured by the anniversary dates of the Closing Date of the Agreement thereafter, and (ii) so long as no Event of Default or violation of Section 9.14 of this Guaranty shall have occurred or will result after giving effect to such purchase, acquisition, redemption or retirement, the Guarantor may purchase, acquire, redeem or retire shares of its outstanding capital stock using proceeds from the issuance of its 2006 Puttable Senior Notes in an aggregate amount not to exceed Fifty Million Dollars ($50,000,000).

4. AMENDMENT TO SECTION 9.19(b) OF THE GUARANTY. Section 9.19(b) of the Guaranty shall be amended by deleting clause (v) in its entirety and replacing it with the following:

(v) the Indenture, the 2006 Indenture and the documents evidencing the Puttable Notes Hedge and Warrant Transactions may provide that a default by the Borrower or the Guarantor in the payment of any portion of principal of the Debt when due and payable after the expiration of any applicable grace period that results in the Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or the failure of the Borrower or the Guarantor to pay any portion of the principal of the Debt when due and payable at maturity or by acceleration, constitutes a default under the Indenture, the 2006 Indenture or the Puttable Notes Hedge and Warrant Transactions, as applicable.

5 REPRESENTATIONS AND WARRANTIES. The Guarantor represents and warrants to the Agents and each of the Banks as follows:

(a) INCORPORATION OF REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by the Guarantor in Section 7 of the Guaranty is incorporated herein as if fully rewritten herein at length and is true, correct and complete as of the date hereof and no Event of Default or Possible Default exists, or will exist on such date, after giving effect to this Fourth Amendment to Guaranty and the incurrence of the Indebtedness under the 2006 Puttable Senior Notes and the Puttable Notes Hedge and Warrant Transactions.

(b) REQUISITE AUTHORITY. The Guarantor has all requisite power and authority to execute and deliver and to perform its obligations in respect of this Fourth Amendment to Guaranty and each and every other agreement, certificate, or document required to be delivered as a condition precedent to this Fourth Amendment to Guaranty or to the Fourth Amendment to Credit Agreement. The Guarantor has all requisite power and authority to perform its obligations under the Guaranty as amended by this Fourth Amendment to Guaranty.

(c) DUE AUTHORIZATION; VALIDITY. The Guarantor has taken all necessary action to authorize the execution, delivery, and performance by it of this Fourth Amendment to Guaranty and every other instrument, document, and certificate relating thereto. This Fourth Amendment to Guaranty has been duly executed and delivered by the Guarantor and is the legal, valid, and binding obligation of the Guarantor enforceable against it in accordance with its terms.

(d) NO CONSENT. No consent, approval, or authorization of, or registration with, any governmental authority or other Person is required in connection with the execution, delivery, and performance of this Fourth Amendment to Guaranty and the transactions contemplated hereby.

6. NO WAIVER. Except as otherwise expressly provided herein, the acceptance, execution, and/or delivery of this Fourth Amendment to Guaranty by the Agents and the Banks shall not (a) constitute a waiver or release of any obligation or liability of the Guarantor under the Guaranty as in effect prior to the effectiveness of this Fourth Amendment to Guaranty, or as amended hereby, (b) waive or release any Event of Default or Possible Default existing at any time, (c) give rise to any obligation on the part of the Agents and the Banks to extend, modify or waive any term or condition in the Guaranty or any of the other Related Writings, or (d) give rise to any defenses or counterclaims to the right of the Agents and the Banks to compel payment of the Debt or to otherwise enforce their rights and remedies under the Guaranty and Related Writings.

7. CONDITIONS TO CLOSING. Except as otherwise expressly provided in this Fourth Amendment to Guaranty, prior to or concurrently with the execution and delivery of this Fourth Amendment to Guaranty, and as conditions precedent to the effectiveness of the amendments to the Guaranty provided for herein, the Agents and the Banks and their respective counsel shall have received such opinions of counsel to the Guarantor, certified copies of resolutions of the Board of Directors of the Guarantor, and such other documents as shall be required by the Agents, the Banks, or their respective counsel to evidence and confirm the due authorization, execution, and delivery of this Fourth Amendment to Guaranty, all in form and substance satisfactory to the Agents and the Banks and their respective counsel; the Agents and the Banks shall have received duly executed copies of the 2006 Indenture, the form of the 2006 Puttable Senior Notes and each document evidencing the Puttable Notes Hedge and Warrant Transactions and each shall be in form and substance satisfactory to the Agents and the Banks; all conditions to the Fourth Amendment to Credit Agreement shall have been satisfied; and all costs, fees, and expenses required by the Fourth Amendment to Credit Agreement to have been paid by the Borrower in connection with the Fourth Amendment to Credit Agreement and/or this Fourth Amendment to Guaranty shall have been paid.

8. CONFIRMATION OF GUARANTY. The Guarantor hereby confirms that the Guaranty is in full force and effect on the date hereof and that, upon the amendments herein provided becoming effective, the Guaranty will continue in full force and effect in accordance with its terms, as hereby amended.

9. EXECUTION IN COUNTERPARTS. This Fourth Amendment to Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Fourth Amendment to Guaranty by telecopier shall be effective as delivery of a manually executed counterpart of this Fourth Amendment to Guaranty.

10. GOVERNING LAW. This Fourth Amendment to Guaranty shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to its principles of conflict of laws.

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IN WITNESS WHEREOF, the parties hereto, each by an officer thereunto duly authorized, have caused this Fourth Amendment to Guaranty of Payment of Debt to be executed and delivered as of the date first above written.

FOREST CITY ENTERPRISES, INC.

By: /s/ CHARLES A. RATNER
Title: Chief Executive Officer and
President

KEYBANK NATIONAL ASSOCIATION,

Individually and as Administrative Agent

By: /s/ JOSHUA K. MAYERS

Title: Assistant Vice President

NATIONAL CITY BANK, Individually and as

Syndication Agent

By: /s/ ANTHONY J. DIMARE

Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK

By: /s/ RYAN TERRANO

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By: /s/ DENNIS J. REDPATH

Title: Senior Vice President

COMERICA BANK

By: /s/ ADAM SHEETS

Title: Account Officer

(Signature page to Fourth Amendment to Guaranty of Payment of Debt)

FIRST MERIT BANK

By: /s/ JOHN F. NEUMANN

Title: Senior Vice President

MANUFACTURERS AND TRADERS

TRUST COMPANY

By: /s/ BRIAN D. BEITZ

Title: Vice President

FIFTH THIRD BANK

By: /s/ R. C. LANCTOT

Title: Vice President

BANK OF AMERICA, N. A.

By: /s/ JAMES J. MAGALDI

Title: Senior Vice President

BANK OF MONTREAL

By: /s/ VIRGINIA NEALE

Title: Vice President

CHARTER ONE BANK, N.A.

By: /s/ MICHELE S. JAWYN

Title: Vice President

(Signature page to Fourth Amendment to Guaranty of Payment of Debt)